Exhibit M-4

July 6, 2017

The Korea Development Bank

14, Eunhaengro

Yeongdeungpogu

Seoul, Republic of Korea

Re:	The Korea Development Bank: US$300,000,000 Floating Rate Notes due 2022

Dear Sirs:

We have acted as special Korean counsel to The Korea Development Bank (the “Issuer”), in connection with the issuance by the Issuer of US$300,000,000 aggregate principal amount of floating rate notes due 2022 (the “Notes”) pursuant to the registration statement (file number: 333-217914) filed by the Issuer on May 12, 2017 with the United States Securities Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 2 filed on June 15, 2017, and as declared effective by the Commission on June 20, 2017 (New York time) (the “Registration Statement”) and to be issued by the Issuer under the fiscal agency agreement dated as of February 15, 1991, by and between the Issuer and The Bank of New York, as fiscal agent, as amended by the Amendment No.1 thereto dated June 25, 2004 (the “Fiscal Agency Agreement”). The prospectus dated June 20, 2017 relating to the debt securities to be issued by the Issuer pursuant to the Registration Statement, as supplemented by the final prospectus supplement dated June 27, 2017, used in connection with the offering of the Notes, is herein called the “Prospectus”.

We have examined all such laws and regulations of the Republic of Korea (“Korea”) as are relevant to the Underwriting Agreement, the Fiscal Agency Agreement and the Notes and the originals or copies, including photocopies, certified or otherwise identified to our satisfaction, of all such corporate and official records of the Issuer and of all such published records, regulations, certificates, rulings, and orders of officials and agencies of the Korean government, of all such certificates of officials and other representatives of the Issuer, and of all such other agreements, documents and matters as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, seals and stamps, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof, and we have found nothing to indicate that such assumptions are not fully justified. In giving this opinion, we have also assumed in relation to the documents which we examined that other than in relation to the Issuer, all such documents are within the capacity and powers of, and have been validly authorized, executed and delivered by, the relevant parties thereto, and are legal, valid, binding and enforceable in accordance with their respective terms under the laws of the relevant jurisdiction by which they are expressed to be governed, and that all necessary governmental consents, authorizations and approvals required in any country (other than the Issuer) for the execution, delivery and performance by any parties (other than the Issuer) thereto have been or will be obtained and that all necessary notices, filings, registrations and recordings in any applicable jurisdiction (other than the Issuer) in respect of the Fiscal Agency Agreement and the Notes have been or will be given or effected in accordance with the laws and regulations of every such applicable jurisdiction. As to any other matters of fact material to the opinions expressed herein, we have relied upon certificates or statements of officials and other representatives of the Issuer.

July 6, 2017

Based upon the foregoing and subject to further qualifications set forth below, we are of the opinion that:

1.	The Issuer is a statutory juridical entity duly established under the Korea Development Bank Act and validly existing under the laws of Korea and has full power, capacity and authority to own its properties and conduct its business as described in the Prospectus forming part of the Registration Statement;

2.	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer; and

3.	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid and binding obligations of the Issuer and enforceable in accordance with their terms.

We are admitted to practice law in Korea, and this opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of the United States of America or the State of New York or the laws of any jurisdiction other than Korea. To the extent that the laws of the United States of America and the State of New York are relevant to our opinions set forth above, we have, without making any independent investigation with respect thereto, relied upon, subject to the qualifications, assumptions and exceptions set forth in, the opinion of Cleary Gottlieb Steen & Hamilton LLP, United States counsel to the Issuer, filed with the Commission on July 6, 2017. We have also assumed that there is nothing in the law of any jurisdiction other than Korea which affects this opinion.

July 6, 2017

The opinions set forth above are subject to the following: (a) the obligations of the Issuer under the Fiscal Agency Agreement and the Notes may be limited or affected by the laws governing fraudulent conveyance, moratorium, statutory limitation or other similar matters which generally affect the rights of creditors; (b) the obligations of the Issuer under the Fiscal Agency Agreement and the Notes may be also affected or limited by the general principle of good morals and other social order and the general principle of good faith and fairness provided for in the Civil Code of Korea; (c) nothing herein should be taken as indicating that the remedies of specific performance or injunction would necessarily be available with respect to any particular provision of the Fiscal Agency Agreement and the Notes and any related agreements in any particular instance; (d) the enforceability of provisions releasing or exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction may be limited or affected where the action or inaction involves unlawful conduct, willful misconduct or gross negligence; (e) Korean courts may exercise judicial discretion in determining such matters as conclusiveness of certificates, amount of damages and entitlement to attorneys’ fees and other costs; (f) failure to exercise a right of action for more than a certain period of time may operate as a bar to the exercise of such right, and failure to exercise such a right for a certain period of time may, under certain circumstances, be deemed by the Korean courts to constitute a waiver thereof, and; (g) if the Korean government deems that certain emergency circumstance, including but not limited to severe and sudden changes in domestic or overseas economic circumstances, extreme difficulty in stabilizing the balance of payments or in implementing currency, exchange rate and other macroeconomic policies, has occurred or is likely to occur, it may impose certain necessary restrictions provided for under the Foreign Exchange Transaction Act and the rules and regulations promulgated thereunder, such as the suspension of payments or requiring prior approval from governmental authorities for any transaction.

This opinion is addressed to and is solely for the benefit of the Issuer and, except with our express consent, is not to be transmitted to, nor is to be relied upon by, any other person (save the United States counsel to the Issuer in connection with the issue and sale of the Notes) or for any purpose other than in connection with the issue and sale of the Notes. This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. Furthermore, we assume no obligations to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the views expressed herein.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

July 6, 2017

Very truly yours,

/s/ Bae, Kim & Lee LLC